Exhibit 10.2

Exhibit 7.2(d)(iii)

ESCROW AGREEMENT

          This Escrow Agreement (this “Escrow Agreement”), dated as of _________, 2007 (the “Closing Date”), is entered into among Jeffrey J. Kieffer, as the duly authorized representative (the “Seller Representative”) of the stockholders of Clayco Banc Corporation (“Clayco”) listed on Schedule 1 to this Agreement (the “Sellers”), Enterprise Financial Services Corp, a Delaware corporation (“Buyer”), and UMB Bank, N.A., a national banking association, as escrow agent (“Escrow Agent”).

RECITALS

          This is the Escrow Agreement referred to in the Agreement and Plan of Merger dated November 22, 2006 (the “Merger Agreement”) among Clayco, Great American Bank (“Bank”), Seller Representative, and Buyer.  Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Merger Agreement.

AGREEMENT

          The parties, intending to be legally bound, hereby agree as follows:

1.       ESTABLISHMENT OF ESCROW

          (a)      Buyer is depositing with Escrow Agent $100,000 in cash plus a number of shares of Buyer Common Stock with an aggregate Market Price equal to $______________ (the “Escrow Shares”).  The Escrow Shares, together with such cash, as increased by any earnings on such cash (but not increased by any earnings on the Escrow Shares) and as reduced by any disbursements, amounts withdrawn under Section 9(j) of this Escrow Agreement, or losses on investments, is referred to as the “Escrow Fund.”

          (b)      Escrow Agent acknowledges receipt of and agrees to hold the Escrow Shares and cash in the Escrow Fund in two sub-accounts, as follows:

(i)

__________ shares of Buyer Common Stock with an aggregate Market Price of  $[2,209,000, plus any additional amount deposited into the Reserved Credit Escrow based on the KPMG audit, and minus any amounts relating to Especially Reserved Credits repaid in full before the Closing (whether by borrower, through a refinancing or purchase by another lender or the sale of collateral)] (the “Reserved Credit Escrow”) to secure receipt of principal and interest payments and collection, foreclosure and sale costs and expenses incurred by Buyer with respect to those loans identified in Exhibit A hereto (the “Especially Reserved Credits”); and

(ii)

_______ shares of Buyer Common Stock with an aggregate Market Price of $7,300,000 and cash in the amount of  $100,000 (in the aggregate amount of $7,400,000) (the “Indemnification Escrow”) to secure the performance and observance of the obligations, indemnifications, representations and warranties of Clayco, the Bank and the Sellers pursuant to the Merger Agreement and this Escrow Agreement.

          (c)      Escrow Agent agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2.       INVESTMENT OF FUNDS

          Except as Seller Representative and Buyer may from time to time jointly instruct Escrow Agent in writing, the cash portion of the Escrow Fund shall be invested from time to time, to the extent possible, in United States Treasury bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with any remainder being deposited and maintained in a money market deposit account with Escrow Agent, until disbursement of the entire Escrow Fund.  Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of the investments described in this Section 2 to provide for payments required to be made under this Agreement.

3.       DISBURSEMENT OF INDEMNIFICATION ESCROW FUNDS

          (a)          If the Buyer (or Buyer Indemnified Persons) incurs Damages in connection with any Breach or other claim under the Merger Agreement for which the Buyer or Buyer Indemnified Persons are entitled to reimbursement under the Merger Agreement, (and, in the case of Damages subject to the $100,000 deduction pursuant to Section 9.5 of the Merger Agreement, such Damages exceed, in the aggregate, $100,000), Buyer shall be entitled to a disbursement of funds from the Indemnification Escrow for such Damages in accordance with the provisions of the Merger Agreement and this Section 3.

          (b)          From time to time on or before the two-year anniversary of the Closing Date (the “Indemnification Escrow Termination Date”), Buyer may give written notice to Seller Representative and Escrow Agent (an “Indemnity Notice”) specifying (i) in reasonable detail, the nature and dollar amount of any claim (an “Indemnity Claim”) it has with respect to any Breach, and (ii) the amount of Damages incurred in connection with such Indemnity Claim.  Buyer may make more than one claim with respect to any underlying state of facts.  If Seller Representative gives written notice to Buyer and Escrow Agent disputing any Indemnity Claim (an “Indemnity Counter Notice”) within 15 days following receipt by Seller Representative of the applicable Indemnity Notice, such Indemnity Claim shall be resolved by Buyer and Seller Representative as provided in Section 3(d) of this Escrow Agreement.  Until such resolution, the amount Buyer alleges as Damages shall not be paid by the Escrow Agent to either Buyer or Sellers.

          (c)          If no Indemnity Counter Notice is received by Escrow Agent within such 15-day period, Escrow Agent shall pay the dollar amount of the Damages set forth in the Buyer’s Indemnity Notice to Buyer from (and only to the extent of) the Indemnification Escrow, (provided that no amount shall be due to Buyer for Damages for Claims subject to the $100,000 threshold under Section 9.5 of the Merger Agreement until total Damages for all such Claims exceed $100,000, and then only to the extent that such total Damages exceed $100,000).  Escrow Agent shall not be required to inquire into or consider whether an Indemnity Claim complies with the requirements of the Merger Agreement, and shall be entitled to conclusively rely on an Indemnity Claim in making a disbursement under this subparagraph (c).

          (d)          If an Indemnity Counter Notice is given with respect to an Indemnity Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer and Seller Representative or (ii) a final non-appealable order of a court of competent jurisdiction.  Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable.  Escrow Agent shall be entitled to act on such court order and legal opinion.

4.       DISBURSEMENT OF RESERVED CREDIT ESCROW FUNDS

          (a)          Buyer shall provide written notice (“Default Notice”) to Seller Representative and Escrow Agent after Buyer has actual knowledge that there is an uncured and unwaived default under any Especially Reserved Credit before Buyer takes any collection action to realize on such Especially Reserved Credit.  Seller Representative may purchase such Especially Reserved Credit on behalf of the Sellers from Buyer within 10 days after Seller Representative receives the Default Notice by paying Buyer (i) the outstanding principal balance, accrued interest and all collection, foreclosure and sale costs and expenses incurred by Buyer (but no expenses relating to Buyer’s internal overhead will be included) as of the date Seller Representative purchases the Especially Reserved Credit, plus (ii) any costs incurred by Buyer in connection with the transfer of such Especially Reserved Credit (together, “Loan Purchase Amount”).  Seller Representative has the right to purchase the Especially Reserved Credit after such 10-day period, and the right to purchase any Especially Reserved Credit even if Buyer gives no Default Notice, so long as it pays the then-current Loan Purchase Amount.  Buyer agrees to execute, assign and deliver to Seller Representative the promissory note, security documents and any correspondence, agreements, instruments, documents, notes and other information relating to the Especially Reserved Credit to provide Seller Representative with all right, title and interest in and to the Especially Reserved Credit, to the extent permitted by the documents evidencing the Especially Reserved Credit and by applicable law, upon the Buyer’s receipt of the Loan Purchase Amount.

           (b)          Within 15 days after the end of each calendar quarter (beginning with the first full calendar quarter ending after the date of this Agreement) Buyer shall provide written notice to Seller Representative and Escrow Agent of each Especially Reserved Credit that was repaid in full during such prior calendar quarter (whether by the borrower, through a refinancing or purchase by another lender or the sale of collateral), which notice will include (i) the amount of principal or interest payments that Buyer had received from the borrower, the successor lender, or the sale of collateral (including the proceeds of the sale of such collateral by Buyer to any third party subsequent to the original foreclosure sale) for its own account and not for the account of any participating bank or other institution with respect to such Especially Reserved Credit (the “Amount Collected”), (ii) the Loan Purchase Amount for such Especially Reserved Credit and (iii) the excess of the Loan Purchase Amount over the Amount Collected (“Excess”), if any.  Escrow Agent shall pay the portion of the Reserved Credit Escrow allocated to such Especially Reserved Credit as follows:  (i) first to Buyer to the extent of the Excess, if any, and (ii) any remaining balance to Sellers, pro rata in accordance with the percentages set forth on Schedule 1.

          (c)          Buyer shall, within fifteen (15) days after the one-year anniversary of the Closing Date (the “Reserved Credit Escrow Termination Date”), provide written notice (“Payment Notice”) to Seller Representative and Escrow Agent of the Amount Collected respecting each Especially Reserved Credit prior to the Reserved Credit Escrow Termination Date.  Buyer shall also provide written notice of the Loan Purchase Amount in connection with each Especially Reserved Credit as of the Reserved Credit Escrow Termination Date and the Excess, if any.  Escrow Agent shall pay the balance of the Reserved Credit Escrow as follows:  (i) first to Buyer an amount equal to the Excess for all Reserved Credit Amounts, and (ii) any remaining balance to Sellers, pro rata in accordance with the percentages set forth on Schedule 1. Notwithstanding anything herein to the contrary, the payments made by Escrow Agent to Buyer pursuant to this Section 4 shall be made from (and only to the extent of) the Reserved Credit Escrow.

5.       VOTING OF ESCROW SHARES

          For so long as any Escrow Shares (or any additional securities issued with respect thereto) are held by Escrow Agent in accordance with the terms of this Escrow Agreement, Sellers shall have the absolute right to vote the Escrow Shares (and any additional securities issued with respect thereto) on all matters with respect to which the vote of the shareholders of Buyer is required or solicited, except to the extent that such direct voting is prohibited by applicable law or by the inspector of elections for Buyer’s meeting of shareholders.  In the event that such direct voting is prohibited, Escrow Agent shall vote the Escrow Shares in accordance with the written instructions of the Sellers, and if no written instructions are timely received, shall not vote any such shares in the Escrow Fund.  Escrow Agent shall promptly forward to Seller Representative copies of all proxy solicitation material received with respect to the Escrow Shares.  The right of Seller Representative to instruct Escrow Agent to vote any portion of the Escrow Shares shall be determined as of the record date established by Buyer with respect to such vote.  If no written instructions are timely received by Escrow Agent from Seller Representative, then Escrow Agent shall not vote any of the shares in the Escrow Fund.

6.       DIVIDENDS ON ESCROW SHARES

          For so long as any of the Escrow Shares (or any additional securities with respect thereto) are held by Escrow Agent in accordance with the terms of this Escrow Agreement, Sellers shall have the absolute right to all dividends and distributions (of whatever nature) on the Escrow Shares (and any additional securities with respect thereto, and any interest or earnings upon such dividends, distributions or additional securities).  Escrow Agent shall deliver to Sellers, in accordance with the percentages set forth in Schedule 1, any amounts or securities paid or issued in respect of Escrow Shares within 10 days of receiving such dividends.

7.	TERMINATION OF ESCROW; RIGHT OF SELLER REPRESENTATIVE TO PURCHASE ESPECIALLY RESERVED CREDITS

          (a)          After the payment to Buyer under Section 4(c), Seller Representative (on behalf of Sellers) shall have the option to purchase one or more of the Especially Reserved Credits from Buyer.  The purchase price for such Especially Reserved Credits (the “Credit Purchase Price”) shall be an amount equal to any Excess related to such Especially Reserved Credit the Buyer has not received plus any costs incurred by Buyer in connection with the transfer of any Especially Reserved Credits purchased by Seller Representative.

          (b)          Seller Representative must provide written notice to Buyer of Seller Representative’s decision to purchase any Especially Reserved Credits within five (5) Business Days after the date that Buyer receives the escrow payment under Section 4(c).

          (c)          Upon receipt of (i) such notice, and (ii) the Credit Purchase Price (either from Escrow Agent pursuant to Section 7(d) or directly from Seller Representative), Buyer shall assign to Seller Representative on behalf of all Sellers, without recourse, representation or warranty of any type or nature, all of Buyer’s right, title and interest in and to the applicable Especially Reserved Credits, to the extent permitted by the documents evidencing the Especially Reserved Credit and by applicable law.

          (d)          If Seller Representative determines to purchase any Especially Reserved Credit, upon the request of Seller Representative, Escrow Agent shall pay the Credit Purchase Price to Buyer from any amount remaining in the Reserved Credit Escrow and due Sellers pursuant to Section 7(e).

          (e)          Within thirty (30) days of the Reserved Credit Escrow Termination Date, but after making all payments required under Section 4(c) to Buyer and the payment of the Credit Purchase Price to Buyer under Section 7(d) if directed by Seller Representative, Escrow Agent shall pay and distribute to Sellers, pro rata in accordance with the percentages set forth on Schedule 1, an amount equal to the then-remaining balance of the Reserved Credit Escrow.

          (f)          On the Indemnification Escrow Termination Date, Escrow Agent shall pay and distribute to Sellers, pro rata in accordance with the percentages set forth on Schedule 1, an amount equal to the then-remaining balance of the Indemnification Escrow; provided, however, if any Indemnity Claims are then pending or Buyer has given Escrow Agent notice of any potential Indemnity Claims, Escrow Agent shall retain in the Escrow Fund an amount equal to the aggregate Damages of such Indemnity Claims until it receives joint written instructions of Buyer and Seller Representative or a final non-appealable order of a court of competent jurisdiction as contemplated by Section 3(d) of this Escrow Agreement, and the balance shall be paid as described in this Section 7(f).

8.       DUTIES OF ESCROW AGENT

          (a)          Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement.  Uninvested funds held hereunder shall not earn or accrue interest.

          (b)          Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement.  Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays.

          (c)          Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof.  Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.  Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

          (d)          Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

          (e)          Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof.  Escrow Agent has no setoff rights against the Escrow Fund under Section 8(b) or any other reason.  Any payments of income from this Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes.  The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications.  Sections 8(e) and 8(b) of this Escrow Agreement shall survive notwithstanding any termination of this Escrow Agreement or the resignation of Escrow Agent.

          (f)          Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

          (g)          Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

          (h)          Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement.  The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto.  If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

          (i)          In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement.  Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable.  Escrow Agent shall act on such court order and legal opinion without further question.

          (j)          Buyer and Sellers shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of $1,000 ($500 each) at the time of execution of this Agreement and $1,500 ($750 each) annually thereafter and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel) (50% each).  Any such compensation, fee and reimbursement to which Escrow Agent is entitled shall be borne 50% by Buyer, 50% by Sellers, pro rata in accordance with the percentages set forth on Schedule 1.  Any compensation, fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein by Sellers may be taken from any property held by Escrow Agent hereunder for Sellers, pro rata in accordance with the percentages set forth on Schedule 1.

          (k)          No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent’s name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless Escrow Agent shall first have given its specific written consent thereto.

          (l)          The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

9.       LIMITED RESPONSIBILITY

          This Escrow Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto.  No implied duties or obligations shall be read into this agreement against Escrow Agent.  Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

10.     OWNERSHIP FOR TAX PURPOSES

          For purposes of federal and other taxes based on income, Sellers will be treated as owners of the Escrow Fund (cash and Escrow Shares), and each Seller will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.  In connection with the allocation of income among Sellers pursuant to this Section 10, including dividends on the Escrow Shares, Escrow Agent shall for each appropriate year, prepare tax reports on Form 1099 as to each Seller’s allocation pursuant to this Section 10 and deliver the same to Sellers promptly after the calendar year involved.

11.     PAYMENT TO SELLER REPRESENTATIVE

          In the event Seller Representative gives notice to Escrow Agent that he is entitled to reimbursement or indemnification based on and in reference to his serving as Seller Representative under the Merger Agreement, Escrow Agent, at the time it is required to make any disbursements to Sellers pursuant to this Escrow Agreement, shall deduct, pro-rata, from such disbursements due Sellers the amount Seller Representative has indicated is necessary to reimburse or indemnify him under the provisions of the Merger Agreement regarding Seller Representative; provided, however, that Escrow Agent shall not use any part of the Escrow Fund for payment to Seller Representative except cash or stock otherwise due to Sellers under the Escrow Agreement.  Escrow Agent may not use any part of the Escrow Fund due Buyer or required to remain in Escrow pending the termination thereof for such reimbursement/indemnification.

12.     ESCROW SHARES VALUATION;  PAYMENTS IN CASH AND SHARES

          The number of Escrow Shares to be initially deposited in this Escrow shall be determined based on the Market Price as defined in the Merger Agreement.  Any payments to be made to Sellers or Buyer shall be made first in Escrow Shares from the appropriate sub-account, and then, to the extent no Escrow Shares remain in such sub-account, in cash from the appropriate sub-account.  Payments to a Seller shall be made to the address set forth opposite such Seller’s name on Schedule 1.

          Any distribution of Escrow Shares shall be based on the per share average of the last reported sale price of a share of Buyer Common Stock as quoted on Nasdaq for the twenty (20) consecutive full trading days ending at the close of trading on the last trading day three (3) days prior to the date of distribution.

13.     NOTICES

          All notices, consents, waivers and other communications under this Escrow Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller Representative:	Jeffrey J. Kieffer
33050 West 83rd Street
PO Box 429
De Soto, Kansas 66018
Facsimile No. 913-585-3266

with a copy to:	Mark A. Bluhm
Lathrop & Gage L.C.
2345 Grand Boulevard, Suite 2800
Kansas City, Missouri 64108-2612
Facsimile No. 816-292-2001

Buyer:	Enterprise Bank & Trust
150 North Meramec Avenue, Suite 300
St. Louis, Missouri 63105-3753
Attention: Peter F. Benoist
Facsimile No.: 314-812-4045

with a copy to:	Husch & Eppenberger, LLC
190 Carondelet Plaza, Suite 600
St. Louis, Missouri 63105-3441
Attention: Mary Anne O’Connell
Facsimile No.: 314-480-1505

Escrow Agent:	2 South Broadway, Suite 435
St. Louis, MO 63102
Attention: Corporate Trust
Facsimile No.: 314-612-8499

14.     JURISDICTION; SERVICE OF PROCESS

          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of Missouri, County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Missouri.  Each of the parties consents to the jurisdiction of all such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

15.     COUNTERPARTS

          This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.  In addition, the transaction described herein may be conducted and related documents may be stored by electronic means.  Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

16.     SECTION HEADINGS

          The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

17.     WAIVER

          The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Escrow Agreement or the documents referred to in this Escrow Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Escrow Agreement or the documents referred to in this Escrow Agreement.

18.     EXCLUSIVE AGREEMENT AND MODIFICATION

          This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Escrow Agreement and the Seller Representative Appointment executed by each Seller) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Escrow Agreement may not be amended except by a written agreement executed by Buyer, Seller Representative and Escrow Agent.

19.     GOVERNING LAW

          This Agreement shall be governed by the laws of the State of Missouri, without regard to conflicts of law principles.

20.     REPRESENTATIONS AND WARRANTIES OF SELLER REPRESENTATIVE

          Seller Representative hereby represents and warrants that he has delivered to Escrow Agent true and correct copies of the Appointments of Representative executed by each Seller and delivered to Seller Representative.

[Remainder of Page Blank]

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:	Seller Representative:

Enterprise Financial Services Corp	Jeffrey J. Kieffer, as the duly authorized representative of the selling shareholders of Clayco Banc Corporation

By:

Peter F. Benoist
Chairman and Executive Vice-President

Escrow Agent:

UMB Bank, N.A.

By:

Victor Zarrilli, Vice President

EXHIBIT A
to Escrow Agreement

Especially Reserved Credits

Borrower	Loan Amount	Reserved Credit Amount

TOTAL

Schedule 1

[list of shareholders, number of shares in escrow, address and percentage interest]